EXHIBIT 10.7

                              PAUL MILLER SR. TRUST
                              PAUL MILLER, TRUSTEE
                                 867 MAIN STREET
                               DEADWOOD, SD 57732

                                  JULY 13, 1998

  TO:    TESORO CORPORATION
         C/O OMAR BARRIENTOS
         P.O. BOX 938
         SPEARFISH, SD 57783

         USA SUN RISE
         C/O OMAR BARRIENTOS
         P.O. BOX 938
         SPEARFISH, SD 57783

Gentlemen:

         This letter is to memorialize my intent concerning the sale of water, the hauling of that water, the leasing of equipment for bottling and miscellaneous procedures and the leasing of a building for the water bottling plant. A formal water sales agreement, hauling contract, equipment lease and building lease will be entered into when USA Sun Rise and Tesoro possess the necessary capitalization and income projections to comply with the basics of our agreement as expressed in this letter. The parties recognize that a more formal agreement will be entered into setting forth in greater detail typical and usual business agreements. We all acknowledge that we are sophisticated business people and understand that this letter of intent is to express the basics of our business arrangements.

         SALE OF WATER: The Paul Miller Sr. Trust will sell water to Tesoro for the sum of $0.7 per gallon. USA Sun Rise will guarantee the payment or $0.7 per gallon. Tesoro will purchase water exclusively from Miller up to 23 million gallons annually. The parties have tested the water and determined that the water is fit for the uses intended by USA Sun Rise and Tesoro.

         HAULING CONTRACT: The Trust will deliver to USA Sun Rise the water sold to Tesoro for $0.3 a gallon. Tesoro will be responsible for paying the $0.3 per gallon and USA Sun Rise shall guarantee the payment. This agreement may be terminated by the Trust upon 90 days notice.

EQUIPMENT LEASE: The Trust will lease to USA Sun Rise a bottling unit, tanks and miscellaneous equipment having a maximum value of $150,000.00. USA Sun Rise will maintain, repair or replace the equipment during the term of the lease at their cost. USA Sun Rise will have an option to purchase all the equipment or the replacement equipment for $75,000.00 in the tax year after the 84th month. The rental fee will be as follows.

1 - 3 months                                         $3,000.00         per month
4 - 6 months                                         $4,000.00         per month
7 - 9 months                                         $5,000.00         per month
10 - 12 months                                       $5,000.00         per month

13 to 36 months                                      $7,250.00         per month
37 - 84 month                                        $6,250.00         per month

During the 84th month, USA Sun Rise may renew this lease from year to year for the sum of $25,000.00 per year payable in 12 equal annual installments.

         BUILDING LEASE: USA Sun Rise will lease the building located in Spearfish, South Dakota, from the Trust. USA Sun Rise will be leasing the building and property "AS IS"'. Any improvements required by USA Sun Rise's business shall be paid for completely by USA Sun Rise. All leasehold improvements attached to foundation(s) or the structure(s) located thereon affixed to the ground or the structures (not movables) shall, at the end of the lease, becomes the sole property of the Paul Miller Sr. Trust. If the Trust receives, during the term of the lease, a bona fide offer to purchase that the Trust will accept, the Trust is obligated to submit the bona fide offer to USA Sun Rise and USA Sun Rise shall have ninety (90) days in which to meet the terms of the bona fide offer. If USA Sun Rise shall not do so, then Paul Miller may, at his sole option, sell to the bona fide purchaser. USA Sun Rise will agree to pay as and for lease payments as follows:

1st year through the 3rd year            $1,417.00        per month
4th year through the 5th year            $1,487.00        per month
7th year through the 9th year            $1,562.00        per month
10th year                                $1,640.00        per month

         AGREEMENTS GLOBAL IN NATURE: The Sale of Water Agreement, the equipment Lease Agreement and the Building Lease are global in nature. If Tesoro or USA Sun Rise shall default or breach any of these agreements, then such breach shall be a breach of all of the agreements.

         USA Sun Rise or Tesoro will have a fifteen (15) day grace period during the term of these agreements to make the payments set forth. If payment is not received by the Trust on the due date or within the 15 day grace period, then the agreement and all other agreements will terminate immediately and USA Sun Rise and Tesoro will peacefully surrender possession of the property and premises. As to all other terms and conditions in the agreements, Paul Miller will give 15 days notice of delinquency and USA Sun Rise or Tesoro will have 15 days in which to correct the breach or delinquency.

         No additional buy-outs or options will be available to USA Sun Rise or Tesoro except for those expressly set forth above. There will be no buy out of the equipment lease or the building lease.

         If you agree that this letter sets forth the basic agreements between the parties, please affix your signature. By my signature, I so agree.

                                             Sincerely yours,

                                             PAUL M. MILLER SR. TRUST

                                             By:  /s/ Paul M. Miller, Trustee
                                             Paul M. Miller, Sr. , Trustee

                 ACCEPTED AND AGREED to this 14th day of July 1998

                                             TESORO CORPORATION

                                             By: /s/ Omar Barrientos
                                             Its President
ATTEST

Secretary
ACCEPTED AND AGREED to this 14th day of July 1998

                                             USA SUN RISE

                                             By: /s/ Omar Barrientos
                                             Its President
ATTEST

                                             Secretary